UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __ )

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iBio, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear iBio Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of iBio, Inc., a Delaware corporation (“iBio” or the “Company”). The meeting will be held on Monday, April 23, 2018, at 9:30 a.m. local time at 8800 HSC Parkway, Bryan, Texas 77807.

At the meeting, you will be asked to consider and act upon the following matters:

1.	To approve an amendment to our Certificate of Incorporation, as amended, to effect a reverse stock split of our Common Stock, $0.001 par value per share, at a ratio not less than one-for-two (1:2) and not greater than one-for-ten (1:10), with the exact ratio to be publicly announced and set within that range at the discretion of our Board of Directors before filing of the amendment effecting the proposed reverse stock split without further approval or authorization of our stockholders;

2.	To consider and vote upon a proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to effect a reverse stock split (Proposal 1); and

3.	To transact any other business properly brought before the meeting.

These matters are described in detail in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement. A proxy is included along with the Proxy Statement. These materials are being sent to stockholders on or about April [•], 2018.

Your vote is important. Whether or not you plan to attend the Special Meeting, I urge you to take a moment to vote on the items in this Proxy Statement. Voting takes only a few minutes, and it will ensure a quorum and representation of your shares at the meeting, in addition to saving us the expense of further solicitation.

Sincerely,

April , 2018
Robert B. Kay
Executive Chairman and Chief Executive Officer

iBIO, INC.

600 Madison Avenue, Suite 1601

New York, NY 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 23, 2018

Date	Monday, April 23, 2018

Time	9:30 a.m. (Central time)

Place	8800 HSC Parkway, Bryan, Texas 77807
Items of Business	1. To approve an amendment to our Certificate of Incorporation, as amended, to effect a reverse stock split of our Common Stock, $0.001 par value per share, at a ratio not less than one-for-two (1:2) and not greater than one-for-ten (1:10), with the exact ratio to be publicly announced and set within that range at the discretion of our Board of Directors before filing of the amendment effecting the proposed reverse stock split without further approval or authorization of our stockholders;

2. To consider and vote upon a proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to effect a reverse stock split (Proposal 1); and

3. To transact such other business as may properly come before the special meeting or any adjournment thereof.

Record Date	You are entitled to notice of, and to vote at the meeting and any adjournments of that meeting, if you were a stockholder of record at the close of business on April 2, 2018.

Voting by Proxy	Please submit the enclosed proxy as soon as possible so that your shares can be voted at the Special Meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the Proxy Statement and the instructions on your proxy card.

Submitting your proxy will not affect your right to attend the Special Meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Special Meeting, by delivering a subsequent proxy or notifying the inspector of elections in writing of such revocation.

By Order of the Board of Directors,

Elizabeth Moyle, Secretary

New York, New York

April    , 2018

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE SPECIAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON AT THE SPECIAL MEETING IF YOU DESIRE TO DO SO, AND YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED.

iBIO, INC.
600 Madison Avenue, Suite 1601

New York, NY 10022

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 23, 2018

PROXY AND VOTING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:

The notice of special meeting of stockholders and the proxy statement are available electronically to the Company’s stockholders of record as of the close of business on April 2, 2018 at http://www.cstproxy.com/ibioinc/sm2018.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND VOTING

Q.	Why am I receiving this proxy statement?

A.	We have made this proxy statement available to you because the Board of Directors of iBio is soliciting your proxy to vote at the Special Meeting of Stockholders to be held on April 23, 2018 (the “Special Meeting”). You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may vote by proxy by completing and returning the enclosed proxy card.

Q.	Who can vote at the Special Meeting?

A.	Only stockholders of record at the close of business on April 2, 2018, the record date for the Special Meeting (the “Record Date”), will be entitled to vote at the Special Meeting. On the Record Date, there were [•] shares of common stock, $0.001 par value per share, outstanding and entitled to vote at the Special Meeting. On the Record Date there was one share of the Company’s iBio CMO Preferred Tracking Stock, par value, $0.001 per share (“Preferred Tracking Stock”) outstanding. The Preferred Tracking Stock is not entitled to vote on the proposals described in this proxy statement.

Stockholder of Record: Shares Registered in Your Name -- If on the Record Date your shares of common stock were registered directly in your name with our transfer agent, Continental Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote by returning the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank -- If on the Record Date your shares of common stock were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

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Q.	What is a proxy card?

A.	The proxy card enables you to appoint Robert B. Kay, our executive chairman, and Robert Erwin, our president, or either of them, as your representatives at the Special Meeting. By completing and returning the proxy card, you are authorizing Messrs. Kay and Erwin to vote your shares at the Special Meeting as you have instructed on the proxy card. If you do not specify on the proxy card how your shares should be voted, your shares will be voted as recommended by our Board of Directors. By returning the proxy card to us, you can vote your shares whether or not you attend the Special Meeting.

Q.	How many votes do I have?

A.	On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

Q.	What is the quorum requirement?

A.	A quorum will be present if stockholders holding a majority of the outstanding shares of common stock on the Record Date are present at the Special Meeting in person or represented by proxy. On the Record Date, there were [•] shares of common stock outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present in person or represented by proxy at the Special Meeting may adjourn the meeting to another date.

Q.	What am I voting on?

A.	There are two matters scheduled for a vote:

•	The approval of an amendment to our Certificate of Incorporation, as amended, to effect a reverse stock split of our Common Stock, $0.001 par value per share, at a ratio not less than one-for-two (1:2) and not greater than one-for-ten (1:10), with the exact ratio to be publicly announced and set within that range at the discretion of our Board of Directors before filing of the amendment effecting the proposed reverse stock split without further approval or authorization of our stockholders (the “Reverse Stock Split Proposal”); and

•	The approval of a proposal to adjourn the Special Meeting to solicit additional proxies if there are not sufficient votes in favor of the Reverse Stock Split Proposal (the “Adjournment Proposal”).

As of the date of this proxy statement, we are not aware of any business expected to come before or be transacted at the Special Meeting other than the matters described above.

Q. How do I vote?

A.	For both Proposals 1 and 2, you may vote “FOR” or “AGAINST” or you may abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name -- If you are a stockholder of record, you may vote in person at the Special Meeting or you can vote by returning the enclosed proxy card. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person even if you have already voted by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or other Agent -- If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received this proxy statement from that organization rather than from iBio. Simply follow the voting instructions provided by that organization. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

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Q.	What if I return a proxy card but do not make specific choices?

A.	If you properly submit your proxy and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your properly completed proxy gives no instructions, and you are a shareholder of record, then the persons named as proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting. If you are a beneficial owner of shares registered in the name of a broker, bank or other agent and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Q.	How may I change or revoke my vote after submitting my proxy?

A.	You may change or revoke your proxy at any time before the Special Meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date. Only the most recently dated proxy will be counted.

•	You may send written notice in time for receipt by us prior to the Special Meeting that you are revoking your proxy. Such notice should be sent us c/o of our Secretary, iBio, Inc., 600 Madison Avenue, Suite 1601, New York, NY 10022.

•	You may attend the Special Meeting, request that your proxy be revoked and vote in person as instructed above. Simply attending the meeting will not, by itself, revoke your proxy. You must specifically request such revocation.

Q.	What does it mean if I receive more than one notice of Special Meeting?

A.	If you receive more than one notice of Special Meeting, your shares are registered in more than one name or are registered in different accounts. You should submit a proxy for each name and account to ensure that all of your shares are voted.

Q.	What are broker non-votes?

A.	Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions as to how to vote to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can vote the shares with respect to matters that are “discretionary” routine items but cannot vote the shares with respect to “nondiscretionary” non-routine items (resulting in a “broker non-vote”).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes (such proposals being commonly referred to as “non-routine” matters). Our management believes that the Reverse Stock Split and the Adjournment Proposal are “routine” matters for which brokers will have authority to vote your shares of Common Stock at the Special Meeting if you do not give instruction on how to vote your shares. Consequently, if customers do not give any direction, brokers will be permitted to vote shares of Common Stock at the Special Meeting in relation to these matters. Nevertheless, we encourage you to submit your voting instructions to your broker to ensure your shares of Common Stock are voted at the Special Meeting.

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Q.	How many votes are needed to approve each proposal?

A.	The approval of Proposal 1 (the Reverse Stock Split Proposal) must receive “FOR” votes from a majority of the outstanding shares of Common Stock entitled to vote on such matter, in person or by proxy. Abstentions and broker non-votes will have the same effect as a vote against the Reverse Stock Split Proposal, because the proposal requires an affirmative vote by a majority of the shares of Common Stock outstanding and entitled to vote.

The approval of Proposal 2 (the Adjournment Proposal) must receive “FOR” votes from the holders of a majority of shares present at the Special Meeting, either in person or by proxy and entitled to vote on such matter. A broker non-vote or a failure to submit a proxy or vote at the Special Meeting will have no effect on the outcome of the Adjournment Proposal. An abstention will have the same effect as a vote against the Adjournment Proposal.

Q.	Am I entitled to dissenter’s rights?

A.	No. Delaware General Corporation Law does not provide for dissenter’s rights in connection with the proposals being voted on at the Special Meeting.

Q.	Where may I find the results of the voting at the Special Meeting?

A.	Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days following the Special Meeting.

Q.	Who is paying for this proxy solicitation?

A.	Our Board of Directors is soliciting the proxy accompanying this proxy statement. The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of our common stock. Solicitation may also be made personally by telephone or by email by the Company’s directors, officers and regular employees without additional compensation.

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PROPOSAL 1 -- APPROVAL OF AMENDMENT OF THE COMPANY'S AMENDED CERTIFICATE OF

INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK AT A SPECIFIC

RATIO WITHIN A RANGE FROM ONE-FOR-TWO (1:2) TO ONE-FOR-TEN (1:10)

General

Our Board of Directors has adopted and is recommending that our stockholders approve an amendment to our Certificate of Incorporation, as amended, and thereby authorize the Board of Directors to effect a reverse stock split of our outstanding shares of common stock. Our stockholders are being asked to approve the proposal that Article IV of our Certificate of Incorporation be amended to effect a reverse stock split of the issued and outstanding shares of common stock within a range of one share of common stock for every two shares of common stock to one share of common stock for every ten shares of common stock, with the exact reverse split ratio to be decided and publicly announced by the Board prior to the effective time of the reverse stock split amendment. Pursuant to the General Corporation Law of the State of Delaware, our state of incorporation, the Board of Directors must adopt any amendment to our Certificate of Incorporation and submit the amendment to stockholders for their approval. The form of amendment to our Certificate of Incorporation to effect the reverse stock split (“Reverse Split Amendment”) is attached as Appendix A to this proxy statement.

If the stockholders approve this Proposal 1, the Board will have the authority to decide, at any time prior to twelve months after the approval at the Special Meeting, whether to implement the reverse stock split and the precise ratio of the reverse stock split within a range of one-for-two (1:2) shares of our common stock to one-for-ten (1:10) shares of our common stock. If the Board decides to implement the reverse stock split, the reverse stock split will become effective upon the filing of the Reverse Split Amendment.

The Board of Directors reserves the right, even after stockholder approval, to abandon or postpone the filing of the Reverse Split Amendment if the Board of Directors determines that it is not in the best interests of the Company and the stockholders. If the Reverse Split Amendment is not filed by the Company within twelve months after the approval at the Special Meeting, the proposal will be deemed abandoned, without any further effect. In that case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

The reverse stock split would reduce the number of shares of common stock outstanding without reducing the total number of authorized shares of common stock. As a result, we would have a larger number of authorized but unissued shares from which to issue additional shares of common stock, or securities convertible or exercisable into shares of common stock, in equity financing transactions. The reverse stock split will not change the number of authorized shares of preferred stock, or the par value of common stock or preferred stock.

Purpose and Background of the Reverse Stock Split

The Board of Directors believes that a reverse stock split is desirable and should be approved by stockholders for a number of reasons. The primary objective in proposing the reverse stock split is to maintain our listing on the NYSE AMERICAN LLC (“NYSE American”) exchange. In addition, our Board believes that effecting the reverse stock split would, among other things, better enable us to raise funds to finance our operations by making more shares of our authorized common stock available for future issuance.

Our common stock is listed on the NYSE American exchange. Section 1003 of the NYSE American exchange listing rules provides that the NYSE American exchange will consider suspending from trading or delisting a common stock of a Company if minimum shareholders’ equity, stock price and number of stockholders standards are not met by that Company. On January 4, 2018, the Company received notification from the NYSE American pursuant to Section 1003(f)(v) of the NYSE American’s Company Guide that, due to the Company’s current low selling share price, the Company’s continued listing on the NYSE American exchange is predicated on the Company effecting a reverse stock split or otherwise demonstrating sustained improvement in its share price within a reasonable period of time, which NYSE American has determined to be no later than July 5, 2018.

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In the event that NYSE American determines that the Company has not timely cured the foregoing deficiency, NYSE American most likely will initiate procedures to delist our Common Stock from the NYSE American exchange. The Company’s common stock will continue to be listed on the NYSE American exchange while it attempts to regain compliance with the listing standards noted, subject to the Company’s compliance with other continued listing requirements. The Company’s common stock will continue to trade under the symbol “IBIO,” but will have an added designation of “.BC” to indicate that the Company is not in compliance with NYSE American’s listing standards.

Our Board of Directors has determined that the continued listing of our common stock on the NYSE American exchange is beneficial for our stockholders. If our common stock were delisted from the NYSE American exchange, the Board of Directors believes that the trading market for our common stock could become significantly less liquid, which could reduce the trading price of our common stock and increase the transaction costs of trading in shares of our common stock. Therefore, the Board has deemed it appropriate to effect a reverse stock split that would be intended to cure the price condition deficiency and restore the Company to compliance under the continued listing criteria set forth in the NYSE American’s Company Guide.

The closing sale price of our common stock on April 2, 2018 was $[•] per share. Our Board has considered the potential harm to the Company of a delisting from the NYSE American exchange and believes that a reverse stock split would help us maintain compliance with the NYSE American exchange listing rules. Our Board believes it is necessary to retain discretion whether to implement, and if implemented, to determine the exact ratio of the reverse split within the range of one-for-two (1:2) to one-for-ten (1:10) as the Board deems it to be in the best interests of the Company. Accordingly, the Board has approved a proposed amendment to our Amended and Restated Certificate of Incorporation, as amended, that would effect a reverse stock split of our Common Stock, $0.001 par value per share, at a ratio not less than one-for-two (1:2) and not greater than one-for-ten (1:10), with the exact ratio to be publicly announced and determined by our Board at a later date without further approval or authorization of our stockholders.

We have incurred significant losses and negative cash flows from operations since our spin-off from Integrated BioPharma, Inc. in August 2008. As of December 31, 2017, our accumulated deficit was approximately $79.8 million, and we used approximately $13.2 million of cash for operating activities during the year ended June 30, 2017, and used $6.6 million of cash for operating activities for the six months ended December 31, 2017. As of December 31, 2017, our cash on hand was approximately $7.3 million. Without further funding our existing cash balance is only sufficient to meet our projected operating requirements through May 31, 2018.

On July 24, 2017, we entered into a common stock purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $16,000,000 of our common stock (subject to certain limitations) from time to time over the 36-month term of the agreement (the “Lincoln Park Purchase Agreement”).

We are entitled under our certificate of incorporation to issue up to 275 million shares of common stock. As of the Record Date, we had issued and outstanding approximately [•] million shares of common stock, options to purchase approximately [•] million shares of common stock and approximately [•] million shares of common stock reserved for future issuance of additional option grants under our 2008 Omnibus Equity Incentive Plan. Accordingly, as of the Record Date, we have approximately [•] million authorized shares of common stock available for future issuance, including common stock issuable under the Lincoln Park Agreement. We do not believe that this is sufficient to meet our future equity financing requirements. Other than the Lincoln Park Agreement, we currently have no firm agreements with any third parties for the sale of our securities. However, we anticipate seeking equity financing in the near future and we believe that the reverse stock split will help ensure that the Company has sufficient authorized shares available for issuance to allow it to pursue equity financing if the Board determines that it would be in the best interests of the Company based on the Company’s working capital needs and prevailing market conditions. To the extent that the Company raises additional funds by issuing additional shares of common stock, its stockholders may experience significant dilution.

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In addition, a reverse stock split could allow a broader range of institutions to invest in the Company’s stock (namely, funds that are prohibited from buying stocks with a price below a certain threshold), potentially increasing trading volume and liquidity. A reverse stock split may also help increase analyst and broker interest in the Company’s stock, since their policies can discourage them from following or recommending companies with lower stock prices. Because of the trading volatility often associated with lower-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Company’s common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

The purpose of seeking stockholder approval of a range of exchange ratios from one-for-two (1:2) to one-for-ten (1:10), rather than a fixed exchange ratio, is to provide us with the flexibility to achieve the desired results of the reverse stock split. If our stockholders approve this proposal, our Board of Directors or a committee thereof would effect a reverse stock split only upon the Board or committee’s determination that a reverse stock split would be in the best interests of the Company at that time. If our Board were to effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio within the range of one-for-two (1:2) to one-for-ten (1:10). No further action on the part of stockholders would be required to either implement or abandon the reverse stock split.

If our stockholders approve the proposal, and the Board or a committee of the Board determines to effect the reverse stock split, we would communicate to the public, prior to the effective date of the reverse stock split, additional details regarding the reverse stock split, including the specific ratio selected by the Board or committee. If our Board or a committee thereof does not implement the reverse stock split within twelve months after the approval at the Special Meeting, the authority granted in this proposal to implement the reverse stock split will terminate. Our Board reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company.

Determination of Reverse Stock Split Ratio

The Board of Directors believes that stockholder approval of an amendment that would allow the Board to determine the exact reverse stock split ratio within a specified range of one-for-two (1:2) to one-for-ten (1:10) (rather than stockholder approval of a fixed reverse stock split ratio) provides the flexibility to achieve the desired results of the reverse stock split.

In determining the range of reverse stock split ratios to be submitted for stockholder approval, the Board considered numerous factors, including:

•	the projected impact of the reverse stock split ratio on the trading liquidity in our common stock and the Company’s ability to continue our common stock’s listing on the NYSE American exchange;

•	the potential devaluation of the Company’s market capitalization as a result of a reverse stock split;

•	the historical and projected performance of our common stock and volume level before and after the reverse stock split;

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•	prevailing market conditions;

•	general economic and other related conditions prevailing in the Company’s industry and in the marketplace generally;

•	the Company’s capitalization (including the number of shares of our common stock issued and outstanding);

•	the prevailing trading prices for our common stock and its trading volume;

•	discussions with and information provided by the Company’s financial advisor; and

•	feedback from investors and potential investors on the ranges of acceptable reverse stock splits.

The Board will consider the conditions, information and circumstances existing at the time when it determines whether to implement a reverse stock split and, if it decides to implement a reverse stock split, the precise reverse stock split ratio.

Principal Effects of the Reverse Stock Split

If the stockholders approve the proposal to authorize the Board of Directors to implement the reverse stock split and the Board of Directors implements the reverse stock split, we will amend Article IV of our Certificate of Incorporation (which sets forth our authorized capital), to read as set forth in Appendix A.

The reverse stock split will be effected simultaneously for all issued and outstanding shares of common stock. The reverse stock split will affect all of our common stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. After the reverse stock split, the shares of our common stock and preferred stock will have the same proportional voting rights and rights to dividends and distributions and will be identical in all other respects to our common stock and preferred stock now authorized. The reverse stock split will not affect the Company continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The reverse stock split is not intended to be, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

The reverse stock split may result in some stockholders owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates, if Applicable

If the certificate of amendment effecting the reverse stock split is approved by the Company’s stockholders, and if at such time the Board of Directors still believes that a reverse stock split is in the best interests of the Company and its stockholders, the Company will file the certificate of amendment with the Secretary of State of the State of Delaware at such time as the Board of Directors deems appropriate to effect the reverse stock split. The Board of Directors may delay effecting the reverse stock split for up to 12 months after the Special Meeting without re-soliciting stockholder approval.

Beginning on the effective date of the split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares. We intend to treat stockholders holding shares of our common stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares of our common stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares of common stock with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

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As soon as practicable after the effective date of the split, stockholders will be notified that the reverse stock split has been effected. If you hold shares of our stock in a book-entry form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective time of the reverse stock split with instructions on how to exchange your shares. After you submit your completed transmittal letter, if you are entitled to post-split shares of our common stock, a transaction statement will be sent to your address of record as soon as practicable after the effective date of the split indicating the number of shares of common stock you hold. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described below under “Fractional Shares.”

Some stockholders hold their shares of common stock in certificate form or a combination of certificate and book-entry forms. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-split shares in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective time of the reverse stock split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-split shares for a statement of holding, together with any payment of cash in lieu of fractional shares to which you are entitled. When you submit your certificate representing the pre-split shares, your post-split shares will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-split ownership interest.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described below under “Fractional Shares.”

Principal Effects of the Reverse Stock Split

Currently, we are authorized to issue up to a total of 275,000,000 shares of common stock, of which [•] shares were issued and outstanding as of the Record Date. The proposed reverse stock split will not alter the relative rights and preferences of existing stockholders, subject to the payment of cash in lieu of fractional shares, or the number of shares of common stock authorized for issuance. The number of stockholders of record will not be affected by the reverse stock split, except to the extent that any stockholder would hold only a fractional share interest and receives cash for that interest after the reverse stock split. The reverse stock split will increase the number of authorized but unissued shares of common stock available for future issuance in proportion to the number of issued and outstanding shares.

Based on our [•] shares of common stock outstanding as of the Record Date, the principal effect of the Reverse Stock Split will be that the number of shares of our common stock issued and outstanding will be reduced from [•] shares as of the Record Date to a range of [•] (if a one-for-two (1:2) ratio is chosen) to [•] shares (if a one-for-ten (1:10) ratio is chosen), depending on the exact exchange ratio chosen by the Board.

The principal effects of the reverse stock split will be as follows:

•	each two (2) to ten (10) shares of common stock, inclusive, as determined in the sole discretion of our Board, will be combined into one new share of common stock, with any fractional shares that would otherwise be issuable as a result of the split being paid a cash payment in lieu thereof in an amount equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock on the NYSE American exchange immediately prior to the Effective Time;

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•	the number of shares of common stock issued and outstanding will be reduced accordingly;

•	proportionate adjustments will be made to the per share exercise prices and/or the number of shares of common stock issuable upon exercise or conversion of options, warrants, and any other convertible or exchangeable securities, entitling the holders to purchase, exchange for, or convert into, shares of common stock, which will result in approximately the same aggregate price being required to be paid for such securities upon exercise or conversion as had been payable immediately preceding the reverse stock split;

•	the number of shares reserved for issuance or under the securities described immediately above will be reduced proportionately; and

•	the number of shares of common stock available for future issuance will increase accordingly.

Effect on Authorized Preferred Stock

As of the Record Date, there were one million shares of preferred stock authorized with one share of our iBio CMO Preferred Tracking Stock issued and outstanding. The total number of authorized shares of preferred stock will not be affected by the reverse stock split and one share of iBio CMO Preferred Tracking Stock will remain issued and outstanding if no conversions of such stock take place thereafter.

Effect on Stock Plans

The proposed reverse stock split will reduce the number of shares of common stock available for issuance under the Company’s equity incentive plan in proportion to the reverse stock split ratio designated by the Board (rounding any fractional shares up to the nearest whole share), and the exercise price per share would be a corresponding multiple of the previous exercise price (rounded down to the nearest cent). For example, if the Company effects a one-for-two (1:2) reverse stock split, a pre-split option for 15,000 shares of common stock with an exercise price of $1.00 per share would be converted post-split into an option to purchase 7,500 shares of common stock with an exercise price of $2.00 per share; if the Company effects a one-for-ten (1:10) reverse stock split, the same option would be converted post-split into an option to purchase 1,500 shares of common stock with an exercise price of $10.00 per share. Further, the number of shares of common stock authorized and reserved for issuance under the plans will be reduced in proportion to the exchange ratio of the reverse stock split.

As of the Record Date, the Company had reserved or authorized for issuance approximately 15 million shares of common stock pursuant to the Company’s equity incentive plan. If the reverse stock split is effected, the amount of common stock reserved or authorized for issuance pursuant to the Company’s equity incentive plan will be reduced to a range of 7,500,000 (if a one-for-two (1:2) ratio is chosen) to 1,500,000 shares (if a one-for-ten (1:10) ratio is chosen), depending on the exact exchange ratio chosen by the Board.

Effect on Warrants and Convertible Notes

As of the Record Date, the Company has no outstanding warrants to purchase shares of common stock or convertible notes convertible into common stock.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be exchanged, will be entitled, upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof. All shares of common stock (including fractions thereof) held by a holder immediately prior to the reverse stock split shall be aggregated for purposes of determining whether the reverse stock split would result in the issuance of a fractional share. Any fractional share resulting from such aggregation of common stock upon the reverse stock split shall be converted into the right to receive a cash payment in an amount equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of common stock on the NYSE American exchange immediately prior to the effective time of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

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Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid. No transaction costs will be assessed to stockholders for the cash payment in lieu of fractional shares. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for fractional shares.

Accounting Matters

The reverse stock split will not affect the par value per share of our common stock, which will remain unchanged. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our common stock on the Company’s balance sheet (which consists of the par value per share of our common stock multiplied by the aggregate number of the issued shares of common stock) will be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account (which consists of the difference between the Company’s stated capital and the aggregate amount paid to us upon the issuance of all currently issued shares of common stock) will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock will be increased as a result of the reverse stock split because there will be fewer shares of common stock outstanding.

No Dissenters’ Rights

Under the General Corporation Law of the State of Delaware, the Company’s stockholders will not be entitled to dissenters’ rights with respect to the reverse stock split, and we do not intend to independently provide stockholders with any such right.

Material United States Federal Income Tax Consequences of the Reverse Stock Split

The following discussion describes the material United States Federal income tax consequences to “U.S. holders” (as defined below) of Company common stock relating to the reverse stock split. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). We have not obtained a ruling from the IRS or an opinion of legal or tax counsel with respect to the tax consequences of the reverse stock split. The following discussion is for informational purposes only and is not intended as tax or legal advice. Each holder should seek advice based on the holder’s particular circumstances from an independent tax advisor.

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For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is for United States Federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. Federal income tax purposes) organized under the laws of the United States, any state, or the District of Columbia;

•	an estate with income subject to United States Federal income tax regardless of its source; or

•	a trust that (a) is subject to primary supervision by a United States court and for which United States persons control all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

This discussion assumes that a U.S. holder holds Company common stock as a capital asset within the meaning of Code Section 1221. This discussion does not address all of the tax consequences that may be relevant to a particular Company stockholder or to Company stockholders that are subject to special treatment under United States Federal income tax laws including, but not limited to, banks, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, persons that are broker-dealers, traders in securities who elect the mark-to-market method of accounting for their securities, certain former citizens or long-term residents of the U.S., or Company stockholders holding their shares of Company common stock as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction. This discussion also does not address the tax consequences to the Company, or to Company stockholders that own 5% or more of the Company’s common stock, are affiliates of the Company, or are not U.S. holders. In addition, this discussion does not address other United States Federal taxes (such as gift or estate taxes or alternative minimum taxes), the tax consequences of the reverse stock split under state, local, or foreign tax laws or certain tax reporting requirements that may be applicable with respect to the reverse stock split. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

If a partnership (or other entity treated as a partnership for United States Federal income tax purposes) is a Company stockholder, the tax treatment of a partner in the partnership, or any equity owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership for United States Federal income tax purposes.

Tax Consequences of the Reverse Stock Split Generally

We believe that the reverse stock split will qualify as a “reorganization” under Section 368(a)(1)(E) of the Code, with the following consequences:

•	A U.S. holder will not recognize any gain or loss as a result of the reverse stock split (except to the extent of cash received in lieu of a fractional share).

•	A U.S. holder’s aggregate tax basis the U.S. holder’s post-reverse stock split shares will be equal to the aggregate tax basis in the pre-reverse stock split shares exchanged therefor, reduced by the amount of the adjusted basis of any pre-reverse stock split shares exchanged for such post-reverse stock split shares that is allocated to any fractional share for which cash is received.

•	A U.S. holder’s holding period for the post-reverse stock split shares will include the period during which such stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

Cash Received Instead of a Fractional Share

A U.S. holder who receives cash instead of a fractional share of post-reverse stock split shares will be treated as having received the fractional share of post-reverse stock split shares pursuant to the reverse stock split and then as having exchanged the fractional share of post-reverse stock split shares for cash in a transaction treated as a sale of the shares. Gain or loss generally will be recognized based on the difference between the amount of cash received and the portion of the U.S. holder’s adjusted tax basis of the pre-reverse stock split shares exchanged in the reverse stock split which is allocable to such fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for such pre-reverse stock split shares is more than one year as of the effective date of the reverse stock split, and otherwise will be short-term capital gain or loss.

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Information Reporting and Backup Withholding

Cash payments received by a U.S. holder of Company common stock pursuant to the reverse stock split are subject to information reporting, and may be subject to backup withholding at the applicable rate specified by the U.S. Internal Revenue Service if the holder fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional United States Federal income tax. Rather, the U.S. Federal income tax liability of the person subject to backup withholding will be reduced by the amount of the tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.

Vote Required and Board of Directors Recommendation

Approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the Company’s outstanding shares of common stock entitled to vote on this matter. Abstentions and broker non-votes will have the same effect as a vote “Against” the Reverse Stock Split Proposal, because the proposal requires an affirmative vote by a majority of the shares of Common Stock outstanding and entitled to vote. Unless otherwise indicated, properly executed proxies will be voted in favor of this Reverse Stock Split Proposal.

Therefore, the Board unanimously recommends a vote “FOR” approval of the amendment of the Company’s Amended Certificate of Incorporation to effect a reverse stock split of Common Stock at a specific ratio within a range from one-for-two (1:2) to one-for-ten (1:10).

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PROPOSAL 2 -- APPROVAL OF AUTHORIZATION TO ADJOURN THE SPECIAL MEETING, IF

NECESSARY, TO SOLICIT ADDITIONAL PROXIES FOR THE REVERSE STOCK SPLIT PROPOSAL

(PROPOSAL NO. 1)

General

If the Special Meeting is convened and a quorum is present, but there are not sufficient votes to approve the Reverse Stock Split Proposal (Proposal 1), our proxy holders may move to adjourn the Special Meeting at that time in order to enable our Board of Directors to solicit additional proxies.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Special Meeting to another time and place, if necessary, to solicit additional proxies in the event that there are not sufficient votes to approve the Reverse Stock Split Proposal (Proposal 1). If our stockholders approve this proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted.

If it is necessary to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Special Meeting of the time and place to which the Special Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Vote Required

The affirmative vote of the holders of a majority of shares present at the Special Meeting, either in person or by proxy and entitled to vote on such matter at the Special Meeting is required to approve this Adjournment Proposal (Proposal 2). A broker non-vote or a failure to submit a proxy or vote at the Special Meeting will have no effect on the outcome of the Adjournment Proposal. An abstention will have the same effect as a vote “Against” the Adjournment Proposal. Unless otherwise indicated, properly executed proxies will be voted in favor of this Adjournment Proposal.

Our Board of Directors unanimously recommends that stockholders vote to approve authorization to adjourn the Special Meeting if necessary to solicit additional proxies for the Reverse Stock Split Proposal by voting “FOR” this Adjournment Proposal (Proposal 2).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of March 20, 2018:

•	each person who is known by us to be the beneficial owner of 5% or more of our outstanding common stock;
•	each of our directors including our chief executive officer;
•	each of our other named executive officers; and
•	all of our current executive officers and directors as a group.

Except as otherwise noted in the footnotes below, to our knowledge, each of the persons named in this table has sole voting and investment power with respect to the securities indicated as beneficially owned.

	Number of		Percent of
	Shares		Shares
Name and Address of Beneficial Owner(1)	Beneficially		Beneficially
5% Stockholders	Owned (2)		Owned(2)

Eastern Capital Limited	45,744,000	(3)	39.5%
E. Gerald Kay	5,945,695	(4)	5.1%
Directors

Robert B. Kay	4,870,967	(5)	4.1%
Glenn Chang	488,818	(6)	0.4%
Arthur Y. Elliott, Ph.D.	386,668	(7)	0.3%
John McKey, Jr.	1,063,226	(8)	0.9%
Seymour Flug	266,668	(7)	0.2%
General James T. Hill	491,668	(9)	0.4%
Philip K. Russell, M.D.	386,668	(7)	0.3%

Other Executive Officers

Robert L. Erwin	2,840,005	(7)	2.4%
Terence E. Ryan, Ph.D.	266,667	(7)	0.2%
James P. Mullaney	50,000	(7)	-%

All current directors and executive officers as a group (10 persons)	11,111,355	(10)	8.9%

(1)	The address of Eastern Capital Limited (“Eastern”) is Box 31363, Grand Cayman, E9 KY1 1206. The address of E. Gerald Kay is c/o Integrated BioPharma, Inc., 225 Long Avenue, Box 278, Hillside, New Jersey 07205. The address of each of our directors and executive officers is c/o iBio, Inc., 600 Madison Avenue, Suite 1601, New York, New York 10022-1737.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. On March 20, 2018, there were 115,818,510 shares of common stock outstanding. Shares of common stock issuable under stock options that are exercisable within 60 days after March 20, 2018 are deemed outstanding and are included for purposes of computing the number of shares owned and percentage ownership of the person holding the option but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	Consists of 45,744,000 shares of common stock. This information is based solely on information set forth in a Schedule 13D/A Amendment No. 9 filed with the SEC on December 4, 2017 by Kenneth B. Dart.

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(4)	Consists of 5,945,695 shares of common stock. This information is based solely on information set for forth in a Schedule 13D filed with the SEC on June 13, 2013 by E. Gerald Kay and EGK, LLC. The number of shares of common stock beneficially owned by these entities may have changed since the filing of the Schedule 13D.

(5)	Includes (i) 211,333 shares of common stock, (ii) 819,629 shares of common stock held by EVJ LLC, of which Mr. Kay is the manager, and (iii) 3,840,005 shares of common stock underlying vested stock options held by Mr. Kay.

(6)	Includes (i) 12,150 shares of common stock and (ii) 476,668 shares of common stock underlying vested stock options.

(7)	All shares listed are shares of common stock underlying vested stock options.

(8)	Includes (i) 486,558 shares of common stock and (ii) 576,668 shares of common stock underlying vested stock options.

(9)	Includes (i) 15,000 shares of common stock and (ii) 476,668 shares of common stock underlying vested stock options.

(10)	Consists of (i) 1,544,670 shares of common stock and (ii) 9,566,685 shares of common stock underlying vested stock options.

OTHER INFORMATION

Other Matters

Our Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, on such matters in accordance with their judgment.

Stockholder Proposals for the 2018 Annual Meeting

Please note that the following pertains to our 2018 annual meeting of shareholders and not to the Special Meeting.

Rules of the SEC require that we receive any proposal by our stockholders for inclusion in our proxy materials for the 2018 annual meeting of stockholders no later than 120 days prior to the anniversary of this year’s proxy materials were released to stockholders, which date shall be July 30, 2018. Proposals must be submitted in writing to us c/o Secretary, iBio, Inc., 600 Madison Avenue, Suite 1601, New York, NY 10022, and you must comply with other requirements of Rule 14a-8 under the 1934 Exchange Act. However, if the 2018 annual meeting date changes by more than 30 days from the date of the 2017 annual meeting date, then the proposal must be submitted a reasonable time before we begin to print and send our proxy materials for the 2018 annual meeting.

In addition, our First Amended and Restated Bylaws have an advance notice procedure for stockholders to bring business before an annual meeting of stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at the 2018 annual meeting of stockholders must deliver a written notice of the proposal, together with specific information relating to such stockholder’s proposal, nominee, stock ownership and identity, to our corporate secretary no later than the close of business on September 20, 2018, and no earlier than the close of business on August 21, 2018. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. You must comply with these bylaws requirements in connection with a stockholder proposal or director nomination outside the Rule 14a-8 context.

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Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to iBio, Inc., Attention: Secretary, 600 Madison Avenue, Suite 1601, New York, NY 10022 or contact our Corporate Secretary at (302) 355-0650. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

By Order of the Board of Directors
_____________________________________

Robert B. Kay
Executive Chairman and Chief Executive Officer

April , 2018

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APPENDIX A

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

IBIO, INC.

(a Delaware Corporation)

The undersigned, Robert B. Kay, hereby certifies that:

1. He is the Executive Chairman and Chief Executive Officer of iBio, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by the Board of Directors of the Corporation to execute this instrument.

2. The present name of the Corporation is “iBio, Inc.” The Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on April 17, 2008 under the name of “iBioPharma, Inc.,” filed a Certificate of Merger with the Secretary of State of the State of Delaware on July 25, 2008, merging the Corporation with InB:Biotechnologies, Inc., with iBioPharma, Inc. as the surviving corporation, and filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on August 10, 2009, changing the name of the Corporation from “iBioPharma, Inc.” to “iBio, Inc.”

3. This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by the stockholders of the Corporation at a meeting in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware (the “GCL”).

4. Article IV of the Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph to succeed the second paragraph of such article:

“Upon the filing and effectiveness (the “Effective Time”), pursuant to the GCL, of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, as amended, each [•] ([•]) shares of Common Stock either issued and outstanding or held by the Corporation in its treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. All shares of Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Stock Split shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. Any fractional share resulting from such aggregation of Common Stock upon the Reverse Stock Split shall be converted into the right to receive a cash payment in an amount equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock on the NYSE American exchange immediately prior to the Effective Time. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Each stock certificate that, immediately prior to the effective time of the Reverse Stock Split, represented shares of old Common Stock shall, from and after the effective time of the Reverse Stock Split, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of new Common Stock into which the shares of old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of new Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of new Common Stock into which the shares of old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of new Common Stock to which such holder may be entitled as set forth above.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this [•] day of [•] 2018.

By:
Robert B. Kay
Executive Chairman and Chief Executive Officer

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. iBIO, INC. Special Meeting of Stockholders April 23, 2018 [ • ] A.M. local time This Proxy is Solicited on Behalf of the Board of Directors Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided PROXY FOLD AND DETACH HERE AND READ THE REVERSE SIDE Please mark your votes like this The board of directors recommends a vote “FOR” proposals 1 and 2. 1. Approval of an amendment to the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of its Common Stock, $0.001 par value per share, at a ratio not less than one-for-two (1:2) and not greater than one-for-ten (1:10), with the exact ratio to be publicly announced and set within that range at the discretion of the Company’s Board of Directors before filing of the amendment effecting the proposed reverse stock split without further approval or authorization of the Company’s stockholders. 2. To consider and vote upon a proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to effect a reverse stock split (Proposal 1). FOR AGAINST ABSTAIN  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. ATTENDANCE OF THE UNDERSIGNED AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED SPECIFICALLY REVOKES THIS PROXY BEFORE IT IS EXERCISED. PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE SPECIAL MEETING CONTROL NUMBER Signature Signature Date , 2018. Please sign exactly as your name appears on the left. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS: THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT ARE AVAILABLE ELECTRONICALLY TO THE COMPANY’S STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON APRIL 2, 2018, AT http://www.cstproxy.com/ ibioinc/sm2018 . FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS iBio, Inc. Special Meeting of Stockholders — April 23, 2018 The undersigned hereby appoints Robert B. Kay and Robert L. Erwin, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of common stock (par value $0.001) (‘‘common stock’’) of iBio, Inc. (the ‘‘Company’’) that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at 8800 HSC Parkway, Bryan, Texas 77807, on April 23, 2018, commencing at [ •] a.m. (local time), and at any adjournment or postponement thereof. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2. (Continued and to be marked, dated and signed, on the other side)